Exhibit 99.1

SECUREALERT  |  CFO announcement release  |  FINAL
Thursday, April 24, 2014   |   Page 1 of 2

FOR IMMEDIATE RELEASE	MEDIA CONTACT Steven Silvers | Mobile & Text: (720) 402-8820 stevensilvers@gbsm.com

SecureAlert names John Merrill
as new Chief Financial Executive

SANDY, UT (April 24, 2014) – SecureAlert, Inc. (SCRA: OTC-US), a global tracking and electronic monitoring services provider, announced that veteran corporate executive John Merrill will join the company as its new Chief Financial Officer, replacing Chad Olsen who has announced his resignation in order to pursue other interests.

“During his 13 years with the company, Chad played an integral role in helping SecureAlert become a leader in the increasingly competitive international market for electronic monitoring technology and services,” said SecureAlert Director and Chairman of its Compensation Committee, Dan Mabey.  “We expect him to play an equally vital role in his next venture, and thank Chad for ensuring a successful transition of the company’s CFO responsibilities to Mr. Merrill.”

Reporting to Guy Dubois, Secure Alert’s Chairman, Mr. Merrill will oversee all aspects of SecureAlert’s financial reporting, compliance, regulatory and treasurer function for SecureAlert and its subsidiaries.  Concurrently, he will also assume the role of SecureAlert Principal Accounting Officer and Treasurer.

In addition to his position at SecureAlert, Mr. Merrill also serves as Chief Financial Officer for TenXNetworks and IPVidTech.com, a network intelligence provider of both hardware and services.  From 2010 to 2013, Mr. Merrill worked as an advisor in the healthcare technology industry facilitating both due diligence and integration of certain acquired companies. Prior to 2010, Mr. Merrill was the Chief Financial Officer of Park City Group, Inc. (Nasdaq: PCYG) and Prescient Applied Intelligence, Inc. (OTC: PPID), software-as-a-service providers of supply chain solutions for both retailers and their suppliers.  Throughout his career, Mr. Merrill has held various financial roles within the broadcasting, sports marketing and retail industries.  He began his career with KPMG and holds a Bachelors and a Master’s in Accounting from the University of South Florida.

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SECUREALERT  |  CFO announcement release  |  FINAL
Thursday, April 24, 2014   |   Page 2 of 2

SecureAlert names new CFO – Page 2

“As evidenced by our recent acquisition of Israel-based GPS Global, SecureAlert is poised for continued expansion in the global electronic monitoring marketplace,” said Mr. Dubois.  “Having Mr. Merrill join our senior executive management team will give SecureAlert the benefit of his insights and skills, earned from his significant experience across many technology platforms and markets.”

About SecureAlert

SecureAlert markets and deploys offender monitoring solutions that combine tracking technologies with 24/7/365 monitoring and intervention capabilities. The company delivers patented offender monitoring technology that effectively integrates GPS, Radio Frequency (RF) and three-way interactive voice communications in a single, globally-deployable solution with features unique in the industry. SecureAlert empowers professionals in law enforcement, corrections and rehabilitation organizations with monitoring programs for juvenile and adult defendants and offenders. These programs offer convicted offenders and pre-trial defendants an accountable opportunity to be free from incarceration while providing greater public safety at lower costs than imprisonment or more labor-intensive supervision alternatives. The company is based at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070. To learn more, please call (801) 451-6141, or send an email to info@securealert.com. Visit SecureAlert online at www.securealert.com.

Safe Harbor Statement

This press release from SecureAlert, Inc. (Company) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including future growth and earnings opportunities of the Company. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to promptly satisfy orders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.